April 30, 2026

Mr. Bruce Rosenberg

Treasurer

State Street Institutional Investment Trust

c/o SSGA Funds Management, Inc.

One Congress Street

Boston, Massachusetts 02114

RE:	State Street Institutional Investment Trust Revised Fee Waiver and/or Expense Reimbursement Arrangements

Dear Mr. Rosenberg:

Section I. Total Annual Fund Operating Expense Arrangements

SSGA Funds Management, Inc. (“SSGA FM”), as adviser to each series (each a “Fund” or “Portfolio”) of the State Street Institutional Investment Trust (the “Trust”), agrees until the date listed in the “Expiration Date” column below (the “Expiration Date”):

(a)(i) to waive up to the full amount of the advisory fee payable by a Fund or its Portfolio, and/or (ii) to reimburse a Fund or its Portfolio to the extent that Total Annual Fund Operating Expenses (exclusive of non-recurring account fees, interest, taxes, extraordinary expenses, and distribution, shareholder servicing and sub-transfer agency fees) exceed the following percentage of average daily net assets on an annual basis of a Fund or its Portfolio (for avoidance doubt, the Expense Limitation is inclusive of the allocation of expenses from each Fund’s corresponding Portfolio1):

Fund Name	Expense Limitation	Expiration Date
State Street Aggregate Bond Index Fund	0.025%	April 30, 2027
State Street Aggregate Bond Index Portfolio	0.025%	April 30, 2027
State Street Equity 500 Index Fund	0.02%	April 30, 2027
State Street Equity 500 Index II Portfolio	0.02%	April 30, 2027
State Street Global All Cap Equity ex-U.S. Index Portfolio	0.08%	April 30, 2027
State Street Small/Mid Cap Equity Index Fund	0.045%	April 30, 2027
State Street Small/Mid Cap Equity Index Portfolio	0.03%	April 30, 2027

[1]

As an example, assume that a Feeder Fund has an Expense Limitation of 0.02% on its own Total Annual Fund Operating Expenses and its corresponding Portfolio has an Expense Limitation of 0.02% on its own Total Annual Fund Operating Expenses. If the Portfolio’s gross expenses are 0.02% or more, under this expense cap arrangement the Feeder Fund will not incur any Feeder Fund level expenses (other than any Feeder Fund non-recurring account fees, interest, taxes, extraordinary expenses, and distribution, shareholder servicing and sub-transfer agency fees) – it will only incur the 0.02% expenses allocated to it by the Portfolio plus any non-recurring account fees, interest, taxes, extraordinary expenses, and distribution, shareholder servicing and sub-transfer agency fees of the Feeder Fund.

(b)(i) to waive up to the full amount of the advisory fee payable by a Fund, and/or (ii) to reimburse a Fund for expenses to the extent that Total Annual Fund Operating Expenses (exclusive of non-recurring account fees, interest, taxes, extraordinary expenses, acquired fund fees and expenses, any class-specific expenses, such as distribution, shareholder servicing, sub-transfer agency and administration fees) exceed the following percentage of average daily net assets on an annual basis with respect to the below-listed Funds (for avoidance doubt, the Expense Limitation for State Street Global All Cap Equity ex-U.S. Index Fund is inclusive of the allocation of expenses from its corresponding Portfolio):

Fund Name	Expense Limitation	Expiration Date
State Street Global All Cap Equity ex-U.S. Index Fund	0.015%	April 30, 2027
State Street International Developed Equity Index Fund	0.09%	April 30, 2027

(c)(ii) to waive up to the full amount of the advisory fee payable by a Fund, and/or (ii) to reimburse a Fund for expenses to the extent that Total Annual Fund Operating Expenses (exclusive of non-recurring account fees, interest, taxes, extraordinary expenses, acquired fund fees and expenses, any class-specific expenses, such as distribution, shareholder servicing and sub-transfer agency fees) exceed the following percentage of average daily net assets on an annual basis with respect to the below-listed Funds:

Fund Name	Expense Limitation	Expiration Date
State Street Emerging Markets Equity Index Fund	0.074%	April 30, 2027

(d)(i) to waive up to the full amount of the advisory fee payable by a Fund, and/or (ii) to reimburse a Fund for expenses to the extent that Total Annual Fund Operating Expenses (exclusive of non-recurring account fees, interest, taxes, extraordinary expenses, acquired fund fees and expenses other than the fees of the State Street International Developed Equity Index Portfolio, a separate series of State Street Master Funds, any class-specific expenses, such as distribution, shareholder servicing, sub-transfer agency and administration fees) exceed the following percentage of average daily net assets on an annual basis with respect to the below-listed Fund:

Fund Name	Expense Limitation	Expiration Date
State Street Hedged International Developed Equity Index Fund	0.15%	April 30, 2027

Each of the above stated fee waiver and/or expense reimbursement arrangements set forth in Section I(a) through Section I(e) (i) supersedes any prior fee waiver and/or expense reimbursement arrangement for the applicable Fund or Portfolio, and (ii) may only be terminated during the relevant period with the approval of the Funds’ or Portfolios’ Board of Trustees. SSGA FM and a Fund/Portfolio Officer are authorized to take such actions as they deem necessary and appropriate to continue each of the above stated waivers and/or expense reimbursements for additional periods, including of one or more years, after the applicable Expiration Date.

Section II. Other Arrangements

(a)

SSGA FM agrees to waive up to the portion of the management fee and/or expenses attributable to the Funds’ or Portfolios’ acquired fund fees and expenses, excluding acquired fund fees and expenses derived from the Funds’ or Portfolios’ holdings in acquired funds for cash management purposes. This fee waiver and/or expense reimbursement may only be terminated with approval of the Funds’ or Portfolios’ Board of Trustees.

(b)

With respect to the State Street International Developed Equity Index Fund, SSGA FM agrees to waive the portion of the Fund’s management fee attributable to the Fund’s assets invested in the State Street International Developed Equity Index Portfolio, a separate series of State Street Master Funds. This fee waiver may only be terminated with the approval of the Fund’s Board of Trustees.

(c)

With respect to the State Street Hedged International Developed Equity Index Fund, SSGA FM agrees to waive the portion of the Fund’s management fee attributable to the Fund’s assets invested in the State Street International Developed Equity Index Portfolio, a separate series of State Street Master Funds. This fee waiver may only be terminated with the approval of the Fund’s Board of Trustees.

If the revised arrangements in Section I and the previously agreed upon arrangements discussed in Section II of this memorandum are acceptable to you, please sign below to indicate your acceptance and agreement and return a copy of this letter to me.

Sincerely,

SSGA FUNDS MANAGEMENT, INC.

By:	/s/ Ann M. Carpenter
Ann M. Carpenter
Chief Operating Officer

Accepted and Agreed:

STATE STREET INSTITUTIONAL INVESTMENT TRUST,

ON BEHALF OF THE FUNDS NAMED ABOVE

By:	/s/ Bruce Rosenberg
Bruce Rosenberg
Treasurer